Exhibit 10.1

Abri SPAC I, Inc.

40 Main Street, #1009

Newark, DE 19711

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

July 22, 2022

VIA OVERNIGHT DELIVERY AND EMAIL

Apifiny Group Inc.

1675 Broadway, 35th Floor New York, NY 10019

Attention: Haohan Xu, Chief Executive Officer

haohan@apifiny.com

Re: Termination of Merger Agreement

Ladies and Gentlemen:

Pursuant to Section 10.1(d) of that certain Merger Agreement, dated as of January 27, 2022 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Apifiny Group Inc. (the “Company”), Abri SPAC I, Inc. (“Parent”), Abri Merger Sub, Inc., and Abri Ventures I, LLC, as indemnified party representative (each individually referred as a “Party” and collectively, the “Parties”), the Merger Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Notwithstanding anything to the contrary contained in the Merger Agreement, the Parties agree as follows:

1. Acting pursuant to Section 10.1(d) of the Merger Agreement and with due authorization from their respective boards of directors, the Parent and the Company agree to terminate the Merger Agreement, effective as of 11:59 p.m. Eastern Daylight Time on the date first written above (“Termination Date”), including provisions of the Merger Agreement which by their terms would otherwise have survived the termination of the Merger Agreement; provided, however, that the provisions of Section 8.3, Article XI, and Article XII (other than Section 12.4) of the Merger Agreement shall survive the termination of the Merger Agreement and continue in effect.

2. The Parties agree to terminate the Additional Agreements as of Termination Date without further action on the part of the parties thereto, including provisions in the Additional Agreements which by their terms would otherwise have survived the termination; provided, that the Assurance Escrow Agreement shall terminate in accordance with its terms upon the release to TipTop of the Escrow Shares in the manner contemplated by paragraph 6 below.

3. No Party shall issue a press release or similar formal public statement relating to the Merger Agreement or the termination of the Merger Agreement (the “Public Announcement”) without all Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing does not apply to disclosures by a Party (a) for which the requirement hereunder to obtain the other Party’s prior written consent is prohibited by law or (b) to the extent required by law or pursuant to the rules or regulations of any securities exchange and in response to a request for information from an Authority, or as required as part of a periodic regulatory filing. The Parties agree that the attached press release and Current Report on Form 8K shall constitute the Public Announcement.

4. No Party shall, and shall not cause any officer or Affiliate to, disparage any other Party in any manner whatsoever whether in writing, orally or otherwise in any media. Without limitation, each Party shall not engage in any vilification of any Party, and each Party shall refrain from making any false, negative, critical or disparaging statements concerning any other Party, including those pertaining to management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Notwithstanding the foregoing, and for the purpose of clarification, no Party shall be deemed to be in breach of this paragraph 4 (a) based on or as a result of such Party’s making of any disclosure or provision of information to the extent (i) required by law or pursuant to the rules or regulations of any securities exchange or (ii) in response to a request for information from an Authority or (b) based on or as a result of such Party’s making of any statement or claim, or such Party’s provision of information, in or pursuant to any Action to the extent such statement or claim is made, or such information is provided, in furtherance of or with respect to any right, claim, or matter not waived, released or discharged pursuant to paragraph 7 hereof.

5. No Party shall make, share, publish or communicate to any person or entity, in any public or private forum or through any medium any information whatsoever, directly or indirectly, about another Party, the Merger Agreement, the termination of the Merger Agreement or related transactions or matters obtained or derived in connection with the Merger Agreement or its termination, without the affected Party’s express written consent. Notwithstanding the foregoing, and for the purpose of clarification, no Party shall be deemed to be in breach of this paragraph 5 (a) based on or as a result of such Party’s making of any disclosure or provision of information to the extent (i) required by law or pursuant to the rules or regulations of any securities exchange or (ii) in response to a request for information from an Authority or (b) based on or as a result of such Party’s making of any statement or claim, or such Party’s provision of information, in or pursuant to any Action to the extent such statement or claim is made, or such information is provided, in furtherance of or with respect to any right, claim, or matter not waived, released or discharged pursuant to paragraph 7 hereof.

6. Upon the issuance of the Public Announcement, the Company will send Continental Stock Transfer & Trust Company (“Escrow Agent”) the Termination Notice as contemplated by, and in compliance with, Section 4(c) of the Assurance Escrow Agreement, dated February 3, 2022, (the “Assurance Escrow Agreement”) advising the Escrow Agent of the termination of the Merger Agreement and instructing the Escrow Agent to release and deliver to TipTop Century Limited ("TipTop") the Escrow Shares (as defined in the Assurance Escrow Agreement), a copy of which shall be provided by the Company to the Sponsor and TipTop simultaneously, and shall include a copy of the Public Announcement. Parent agrees that it will not object to the release and delivery to TipTop of the Escrow Shares pursuant to the Termination Notice. In the event of any inconsistency between the terms of this paragraph 6 and the Assurance Escrow Agreement, the terms of the Assurance Escrow Agreement shall govern.

7. To the fullest extent permitted by law, each Party irrevocably, unconditionally and completely waives, and releases and forever discharges any other Party (and any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such Party) from, all claims, damages, costs and expenses, whether known or unknown or due or owing in the past, present or future, arising from any matter concerning, based upon, in connection with, or relating to, the Merger Agreement or the Additional Agreements, or the termination thereof or of the transactions contemplated thereby; provided, that (a) for the purpose of clarification, the foregoing waiver, release and discharge shall not apply to or otherwise affect the rights of any Party under Section 8.3, Article XI and Article XII (other than Section 12.4) of the Merger Agreement or the Assurance Escrow Agreement to the extent (and for so long as) such provisions survive the termination of such agreements pursuant to this letter agreement and (b) nothing in this letter agreement shall relieve any Party for such Party’s willful breach of its covenants or agreements in the Merger Agreement or its intentional fraud or willful misconduct prior to the termination of the Merger Agreement. Each Party confirms that it has not assigned to any third party any claims that such Party has waived, released or discharged pursuant to this paragraph 7.

8. This letter agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware. If any Action is brought for the enforcement of this letter agreement, or in the event of any dispute, breach or default in connection with any of the provisions of this letter agreement, the prevailing party in such Action shall be entitled to recover from the non-prevailing party or non-prevailing parties in such Action reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which the prevailing party may be entitled. This letter agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Kindly signify your conformity by signing this letter-agreement in the space provided below. Very truly yours,

ABRI SPAC I, INC.

Very truly yours,

ABRI SPAC I, INC.

By:	/s/Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI MERGER SUB, INC.

By:	/s/Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	President

ABRI VENTURES I, LLC

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Managing Member

AGREED AND ACCEPTED:

APIFINY GROUP INC.

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

With a copy to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Phyllis Korff, Esq., and Andrew Noreuil, Esq.

E-mail: pkorff@mayerbrown.com; anoreuil@mayerbrown.com

Loeb & Loeb LLP 345 Park Avenue

New York, NY 10154 (212) 407-4000

Attn: Mitchell S. Nussbaum, Esq., and Alex Weniger-Araujo, Esq.

Email: mnussbaum@loeb.com; aweniger@loeb.com

4